Exhibit 4.5

EXECUTION COPY

AMENDMENT TO MANAGEMENT AGREEMENT

AMENDMENT NO. 1 made effective the 24th day of September 2007 to the Management Agreement dated the 3rd day of April 2007 (the “Management Agreement”); by and between CAPITAL PRODUCT PARTNERS L.P., a limited partnership duly organized and existing under the laws of the Marshall Islands (“CLP”), and CAPITAL SHIP MANAGEMENT CORP., a  company duly organized and existing under the laws of Panama with its registered office at Hong Kong Bank building, 6th floor, Samuel Lewis Avenue, Panama, and a representative office established in Greece at 3, Iassonos street, Piraeus Greece (“CSM”).

WHEREAS:

A.	CLP owns vessels and requires certain commercial and technical management services for the operation of its fleet;

B.	Pursuant to the Management Agreement, CLP engaged CSM to provide such commercial and technical management services to CLP on the terms set out therein;

C.	CLP wishes to acquire the product tanker M/T Attikos;

D.	CLP wishes for CSM to provide commercial and technical services under the Management Agreement with respect to the product tanker M/T Attikos;

E.	CLP has requested that CSM agree to amend certain provisions of the Management Agreement, as set forth herein; and

F.	CSM is willing to agree to such amendments as set forth herein.

NOW THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto hereby agree, on the terms and subject to the conditions set forth herein, as follows:

Section 1.  Defined Terms.  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Management Agreement.

Section 2.  Amendments.  (a) The definition of “Additional Vessels” set forth in Section 1 of the Management Agreement is hereby amended to read in its entirety as follows:

“Additional Vessels” means product tankers not in the ownership of CLP on the date of this agreement and product tankers not forming part of the newbuildings fleet as set out in Schedule “C” to this Agreement, that CLP may subsequently purchase.

A-1

Such Additional Vessels, after their acquisition by CLP, for the purposes of this Agreement shall also be referred to herein as Vessels.

(b) Schedule “B” of the Management Agreement is hereby amended to read in its entirety as follows:

SCHEDULE B

FEES

In consideration for the provision of the Services listed in Schedule A by CSM to CLP, CLP shall pay CSM a fixed daily fee of US$5,500 per time-chartered Vessel, payable on the last day of each month, and will also pay a fixed daily fee of US$250 per bareboat-chartered Vessel, as set forth in the table below.  Notwithstanding anything in this Agreement to the contrary, this Schedule will be amended from time to time to reflect the applicable fee for each Additional Vessel, which fee shall be negotiated on a vessel-by-vessel basis.

Vessel Name	Daily Fee in US$

Atlantas	250
Aktoras	250
Agisilaos	5,500
Assos	5,500
Arionas	5,500
Axios	5,500
Aiolos	250
Avax	5,500
Atrotos	5,500
Akeraios	5,500
Anemos I	5,500
Apostolos	5,500
Alexandros II	250
Aristotelis II	250
Aris II	250
Attikos	5,500

(c) Schedule “E” of the Management Agreement is hereby amended to read in its entirety as follows:

SCHEDULE E

DATE OF TERMINATION
Vessel Name	Expected Termination Date

Atlantas	January-April 2011
Aktoras	April-July 2011
Agisilaos	May-August 2011
Assos	February-May 2011
Arionas	August-November 2011
Axios	December 2011-March 2012
Aiolos	November 2011- February 2012
Avax	June 2010
Atrotos	February-May 2012
Akeraios	May-August 2012
Anemos I	July-October 2012
Apostolos	July-October 2012
Alexandros II	December 2012-March 2013
Aristotelis II	March-June 2013
Aris II	May-August 2013
Attikos	September-November 2009

Section 3.  Effectiveness of Amendment.  This Amendment shall become effective as of the date hereof (the “Amendment Effective Date”).

Section 4.  Effect of Amendment.  Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, amend, or otherwise affect the rights and remedies of CLP or CSM under the

Management Agreement, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Management Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.  Nothing herein shall be deemed to entitle CLP or CSM to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Management Agreement in similar or different circumstances.  This Amendment shall apply and be effective with respect to the matters expressly referred to herein.  After the Amendment Effective Date, any reference to the Management Agreement shall mean the Management Agreement with such amendments effected hereby.

Section 5.  Counterparts.  This Amendment may be executed in one or more signed counterparts, facsimile or otherwise, which shall together form one instrument.

IN WITNESS WHEREOF the Parties have executed this Amendment by their duly authorized signatories with effect on the date first above written.

CAPITAL PRODUCT PARTNERS L.P. BY ITS GENERAL PARTNER, CAPITAL GP L.L.C.,

By:
Name: Ioannis E. Lazaridis
Title: Chief Executive Officer and Chief Financial Officer of Capital GP L.L.C.

CAPITAL SHIP MANAGEMENT CORP.,

By:
Name: Nikolaos Syntichakis
Title : Attorney-in-Fact